Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Statement No. 333-165672

FINAL TERM SHEET
Dated May 9, 2011

CVS CAREMARK CORPORATION

Issuer:	CVS Caremark Corporation (“CVS Caremark”)

Description of Securities:	$550,000,000 4.125% Senior Notes due May 15, 2021 (“2021 Notes”)
$950,000,000 5.750% Senior Notes due May 15, 2041 (“2041 Notes”)

Security Type:	Senior Notes

Legal Format:	SEC Registered (Registration No. 333-165672)

Settlement Date:	May 12, 2011 (T+3)

Maturity Date:	May 15, 2021
May 15, 2041

Issue Price:	2021 Notes: 98.684% of principal amount
2041 Notes: 98.329% of principal amount

Coupon:	2021 Notes: 4.125%
2041 Notes: 5.750%

Benchmark Treasury:	2021 Notes: 3.625% UST due February 15, 2021
2041 Notes: 4.125% UST due November 15, 2040

Benchmark Treasury Strike:	2021 Notes: 104-02; 3.138%
2041 Notes: 98-27+; 4.319%

Spread to Benchmark Treasury:	2021 Notes: +115 basis points (1.150%)
2041 Notes: +155 basis points (1.550%)

Yield to Maturity	2021 Notes: 4.288%
2041 Notes: 5.869%

Interest Payment Dates:	Semi-annually on May 15 and November 15, commencing on November 15, 2011

Change of Control:
Upon the occurrence of both (i) a change of control of CVS Caremark and (ii) a downgrade of the notes below an investment grade rating by each of Fitch Ratings, Moody’s Investors Service, Inc. and Standard & Poor’s Ratings Services within a specified period, CVS Caremark will be required to make an offer to purchase the notes at a price equal to 101% of their principal amount, plus accrued and unpaid interest to the date of repurchase.  See “Description of the Notes – Change of Control” on page S-14 of the Preliminary Prospectus Supplement dated May 9, 2011.

Redemption Provisions:
2021 Notes: Prior to three months before the maturity date, make-whole call at any time at the greater of 100% or discounted present value at Treasury Yield plus 20 basis points. Thereafter, redeemable at 100%.

2041 Notes: Prior to six months before the maturity date, make-whole call at any time at the greater of 100% or discounted present value at Treasury Yield plus 25 basis points.  Thereafter, redeemable at 100%.

Denominations:	$2,000 and integral multiples of $1,000 thereof

Use of Proceeds:	For general corporate purposes, including the repayment of certain corporate debt. See “Use of Proceeds” on page S-7 of the Preliminary Prospectus Supplement dated May 9, 2011.

Underwriting Discounts and Commissions:	2021 Notes: 0.650%
2041 Notes: 0.875%

Joint Book-Running Managers:	Barclays Capital Inc.
J.P. Morgan Securities LLC
BNY Mellon Capital Markets, LLC
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Wells Fargo Securities, LLC

CUSIP Number:	2021 Notes: 126650 BW9
2041 Notes: 126650 BX7

Ratings*:	Baa2 / BBB+ (Moody’s / S&P)

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (SEC) for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement, and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, you may obtain a copy of the prospectus from Barclays Capital Inc. by calling toll-free 1-888-603-5847.